Exhibit 10.1

EXECUTIVE SEPARATION AGREEMENT

This Executive Separation Agreement (the “Agreement”), effective August 15, 2016, is by and between Brian K. Hutchison (“Hutchison”) and RTI Surgical, Inc. (“RTI” or the “Company”).

RECITALS

WHEREAS, Hutchison has served as the President and Chief Executive Officer of RTI since December 5, 2001; and

WHEREAS, Hutchison and RTI are parties to the RTI Biologics, Inc. Executive Transition Agreement with Brian K. Hutchison, dated August 29, 2012 and which was extended on December 3, 2015 for a term to expire on December 31, 2018 (collectively the “Transition Agreement”); and

WHEREAS, without prejudicing, altering or eliminating any rights or obligations Hutchison has under the Transition Agreement, Hutchison and RTI have agreed that Hutchison shall separate from employment “without cause” as President and Chief Executive Officer; and

WHEREAS, Hutchison and RTI agree that it is desirable to restate and clarify the rights and responsibilities of Hutchison and RTI to each other.

NOW, THEREFORE, the parties, intending to be legally bound hereby and in consideration of the mutual promises contained herein, do hereby agree as follows:

TERMS

1. Recitals. The Recitals are true and correct and are incorporated into this Agreement.

2. Separation from Employment. Hutchison will separate from employment as President and Chief Executive Officer of RTI at such date the Board of Directors determines to be in the best interest of RTI (it is understood that such date shall be the “Termination Date” for the purposes of paragraph 1(f) of the Transition Agreement). Prior to that time Hutchison shall continue to perform the duties of President and Chief Executive Officer of RTI and retain all power and authority to execute his duties and will be paid or receive all compensation and benefits due him during this period based on the schedule of compensation and benefits attached as Exhibit A. Hutchison agrees that his separation from employment with RTI will be stated as a “retirement,” provided however that for all purposes Hutchison’s separation from employment is and shall be treated as a “Severance Event” “by the Company without Cause” pursuant to Section 1(e) of the Transition Agreement. Unless specifically stated herein, nothing in this Agreement alters, affects, voids or supersedes any rights Hutchison has or are available to him under the Transition Agreement as a result of a Severance Event occurring.

3. Obligations of RTI to Hutchison Pursuant to the Transition Agreement. Section 3 of the Transition Agreement (relating to Severance Protection) defines and specifies the Severance Protection Benefits for Hutchison in the event of a Severance Event. RTI will pay or cause to be paid the Severance Protection amounts and benefits to Hutchison. The salary, bonus opportunity, and health insurance amounts to be used for computing certain Severance Protection benefits are specified in Exhibit A.

4. Additional Benefits to Hutchison. In addition to (and not in lieu of) any benefit available to Hutchison under the Transition Agreement, RTI shall provide Hutchison with or allow or permit the following:

(a) Attached as Exhibit B is an Option and Award Summary dated August 4, 2016 for Hutchison. All stock options and restricted stock awards shall become fully vested as of the date of this Agreement. Notwithstanding anything to the contrary in any applicable plan(s), the last date by which such stock options can be exercised is the close of business on December 31, 2017.

(b) Hutchison shall remain a member of the Board of Directors in good standing, with all powers and duties appertaining thereto, through the date Hutchison separates from employment with RTI, as determined by the Board of Directors pursuant to clause 2 of this Agreement. Hutchison will resign as a director on such date with immediate effect.

(c) RTI shall provide Hutchison, at no cost to him, office space and access to shared secretarial support and assistance at the Company’s office in Jacksonville, Florida for a period of twenty-four (24) months following the Termination Date. This 24 month period is the “Severance Period.” The “Termination Date” is established pursuant to clause 2 of this Agreement. It is understood that the use of such office space shall terminate immediately if Hutchison becomes employed.

(d) During the Severance Period RTI shall pay for outplacement services for Hutchison in an amount up to $10,000.00. Hutchison may choose the outplacement service provider and obtain such services without the approval of RTI. The outplacement provider shall directly bill RTI for services rendered. RTI shall directly pay the outplacement provider in an amount of up to $10,000.00. Hutchison shall be personally responsible for paying any amount over $10,000.00.

(e) RTI shall pay reasonable attorney fees and costs in an amount up to $5,000, incurred by Hutchison in drafting, negotiating and executing this Agreement, or for consultation in connection with his rights under the Transition Agreement, or other consultation related to the separation of his employment with RTI.

(f) RTI agrees that except as required by applicable law, it will not directly or indirectly: (a) disparage or say or write negative things about Hutchison; or (b) initiate or participate in any discussion or communication that reflects negatively on Hutchison. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

5.	Hutchison’s Obligations.

(a) Hutchison agrees to comply with all obligations under the Transition Agreement, including executing the Release Agreement attached as Exhibit A to the Transition Agreement.

(b) Hutchison agrees that except as required by applicable law, he will not directly or indirectly: (a) disparage or say or write negative things about the Company; or (b) initiate or participate in any discussion or communication that reflects negatively on the Company. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

(c) Hutchison represents that he does not now have pending any claims or lawsuits against RTI, he has not suffered an on-the-job injury for which he has not already filed a claim, and he will not commence or join in any lawsuit against RTI or its personnel in the future.

(d) Hutchison affirmatively states that, to his knowledge as of the date of this Agreement, RTI is in compliance with all laws and regulations, and he will not take a contrary position in the future.

(e) Upon service on Hutchison, or anyone acting on his behalf, of any subpoena, order, directive, or other legal process requiring Hutchison to disclose any information about RTI, Hutchison or his attorney shall promptly notify RTI of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive, or other legal process and within five business days send to the designated representative of RTI via overnight delivery a copy of said documents.

6. EEOC and SEC. Nothing in this Agreement shall be construed to prohibit Hutchinson from (i) filing a charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or other fair employment practices agency; (ii) communicating directly with the United States Securities and Exchange Commission (“SEC”) or any member of its staff, about any possible violation federal securities laws; (iii) making any disclosure protected under the whistleblower provisions of federal laws or regulations; or (iv) participating in any investigation or proceeding conducted by the EEOC or the SEC or any such agency. The approval of RTI or any RTI officer, employee or agent is not necessary prior to communicating directly with the EEOC or the SEC or their staff. However, if Hutchison files a charge with the EEOC or similar agency, or if such a charge is filed on his behalf, Hutchison forever waives and relinquishes any rights to recover damages resulting from any such charge.

7. Attorneys’ Fees. RTI and Hutchison agree that in the event it becomes necessary to enforce any provision of this Agreement, the prevailing party in such action shall be entitled to recover all of their costs and attorneys’ fees, including those associated with appeals.

8. Entire Agreement. Unless specified herein, nothing in this Agreement supersedes or voids the Transition Agreement. The Transition Agreement shall remain in place as originally written or as modified by this Agreement.

9. Counterparts and Facsimile. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. This Agreement may be signed and delivered by facsimile or other electronic transmission which will be deemed the same as an original.

10. Assignment. This Agreement may be assigned, sold or otherwise conveyed by RTI to a successor or any other entity without Hutchison’s authorization or agreement, provided, however that in the event of non-payment to Hutchison by the assignee, or any such successor, RTI shall remain responsible for such payments under this Agreement. This Agreement shall be enforceable by any such successor or assign. This Agreement will survive a merger, restructure, change of control or sale of the companies involved in this Agreement. Hutchison does not have the ability to assign, sell or otherwise convey this Agreement, and any attempt to do so shall be null and void ab initio. If Hutchison should die while any payment or benefit is due to him hereunder, such payment or benefit shall pass to his designated beneficiary (or if there is no designated beneficiary, to his estate), including, without limitation, the exercise of his options.

11. Voluntary Agreement. Each party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

12. Governing Law. This Agreement shall be governed by the laws of the State of Florida, excluding its conflict of law rules.

IN WITNESS WHEREOF, the Parties have set their hands and seals to this Executive Separation Agreement of the date set forth above.

RTI SURGICAL, INC.

By:	/s/ Brian K. Hutchison
Name:	Brian K. Hutchison
Title:	President and Chief Executive Officer

By:	/s/ Curt M. Selquist
Name:	Curt M. Selquist
Title:	Chairman of the Board